THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISTRIBUTED DIRECTLY OR INDIRECTLY, IN THE UNITED STATES, ITS TERRITORIES, POSSESSIONS, OR AREAS SUBJECT TO ITS JURISDICTION, OR TO OR FOR THE ACCOUNT OR BENEFIT OF A "U.S. PERSON" AS THAT TERM IS DEFINED IN RULE 902 OF REGULATION S OF THE SECURITIES ACT, AT ANY TIME PRIOR TO ONE YEAR AFTER THE ISSUANCE OF THIS CERTIFICATE, EXCEPT: (1) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE INTEREST UNITS UNDER THE SECURITIES ACT, OR (2) IN COMPLIANCE WITH AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT. ANY SALES, TRANSFERS OR DISTRIBUTIONS OF THE SECURITIES MUST BE MADE IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S OF THE SECURITIES ACT. NO HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

AN INVESTOR SHOULD BE PREPARED TO BEAR THE ECONOMIC RISK OF AN INVESTMENT IN COLORADO RIVER RESORTS, LLC, A NEVADA LIMITED LIABILITY CORPORATION. FOR AN INDEFINITE PERIOD OF TIME BECAUSE THE SECURITIES DESCRIBED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR THE LAWS OF ANY OTHER JURISDICTION, AND, THEREFORE, CANNOT BE SOLD UNLESS THEY ARE SUBSEQUENTLY REGISTERED OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THERE IS NO OBLIGATION OF THE ISSUER TO REGISTER THE SECURITIES UNDER THE SECURITIES ACT OR THE LAWS OF ANY OTHER JURISDICTION.

COLORADO RIVER RESORTS, LLC, A NEVADA LIMITED LIABILITY CORPORATION.

SUBSCRIPTION AGREEMENT

(REGULATION S)

THIS SUBSCRIPTION AGREEMENT (this "Agreement") is made and entered into as of the date set forth on the signature page hereto by and between Colorado River Resorts, LLC, A Nevada Limited Liability Corporation. Formerly know as Colorado Riverfront Townhomes, LLC, (the "Company"), and the prospective investor whose name appears on the signature page hereto (the "Investor").

WHEREAS, the Company will have upon completion of private placement (the "Offering"), One thousand (1,000) units of membership interest issued and outstanding

WHEREAS, the Company is conducting a private placement of up to Two hundred fifty (250) interest units (the "Interest units"), where such Interest units will represent approximately twenty three percent (25%) of the Company's outstanding interest units, through this Agreement, as amended from time to time by the Company;

WHEREAS, the Offering is being made concurrently to certain "accredited investors," as that term is defined in Rule 501(a) of Regulation D, promulgated under the Securities Act of 1933, as amended

(the "Securities Act"), and to certain persons who are not "U.S. Persons," as that term is defined in Rule 902 of Regulation S, promulgated under the Securities Act;

WHEREAS, the Company wishes to sell to the Investor, and the Investor wishes to purchase from the Company, on the terms and in the manner set forth in this Agreement, a certain number of Interest units.

NOW, THEREFORE, for and in consideration of the mutual covenants, agreements, understandings, undertakings, representations, warranties and promises, and subject to the conditions hereinafter set forth, and intending to be legally bound thereby, the parties do hereby covenant and agree that the recitals set forth above are true and accurate and are hereby incorporated in and made a part of this Agreement, and further covenant and agree as follows:

1. PURCHASE AND SALE OF INTEREST UNITS

1.1 **Purchase Price.** Subject to the terms and conditions of this Agreement, the Investor hereby agrees to purchase from the Company, and the Company hereby agrees to sell to the Investor, the number of Interest units provided for on the signature page hereto, where the purchase price for such Interest units shall be the product of the number of Interest units to be purchased and the price per Unit of Four Thousand Dollars and 00/100 ($4,000.00) (the "Purchase Price") and where the minimum investment shall be One Million Dollars ($1,000,000.00), or Two Hundred Fifty (250) Interest units. **The purchase of Interest units pursuant to this Agreement is limited to persons who are not "U.S. Persons" as defined in Rule 902 of Regulation S, promulgated under the Securities Act.**

1.2 **Maximum Aggregate Subscription Amount.** The Company is proposing to raise a maximum of Four Million Dollars ($4,000,000) through the Offering or One Thousand (1,000) Interest units;. The Company shall have the ability to raise the Maximum Aggregate Subscription Amount in its sole discretion.

1.3 **Payment.** The Purchase Price shall be payable by the Investor to the Company by wire transfer to an account designated by the Company or by certified or cashiers check made payable to "Colorado River Resorts, LLC, A Nevada Limited Liability Corporation."

2. USE OF PROCEEDS

The Company proposes to use the proceeds from the Offering as described in the Memorandum. Notwithstanding the proposed use of proceeds, the Company's management will have significant flexibility in applying the net proceeds of the Offering. Investors who are not willing to grant the Company's management such discretion over the net proceeds of the Offering should not invest in the Interest units.

3. REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGEMENTS OF THE INVESTOR

The Investor hereby represents, warrants and acknowledges to the Company the following:

3.1 **Investor Status.** The Investor is not a "U.S. Person" within the meaning of Rule 902 of Regulation S, promulgated under the Securities Act. **The Investor understands that the Interest units are being offered and sold pursuant to this Agreement only to persons who are not "U.S. Persons" (as that term is defined under Rule 902 of Regulation S), and the Investor represents that the Investor is not a U.S. Person.** More specifically, the Investor represents and warrants that the Investor is:

3.1.1 Not a natural person resident in the United States;

3.1.2 Not a partnership or Limited Liability Company organized or incorporated under the laws of the United States;

3.1.3 Not an estate of which any executor or administrator is a U.S. Person;

3.1.4 Not a trust of which any trustee is a U.S. Person;

3.1.5 Not an agency or branch of a foreign entity located in the United States;

3.1.6 Not a non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person;

3.1.7 Not a discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and

3.1.8 Not a partnership or Limited Liability Company: (1) organized or incorporated under the laws of any foreign jurisdiction; and (2) formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts.

3.2 Offshore Transaction; Limitations. The Investor further represents and warrants to the Company the following:

3.2.1 At the time the buy-order for the Interest units was originated, the Investor was outside the United States.

3.2.2 The Investor is purchasing the Interest units for the Investor's own account and not on behalf of any U.S. Person and a sale of the Interest units has not been pre-arranged with a purchaser in the United States.

3.2.3 All offers and sales of the Interest units prior to the expiration of a period (the "Distribution Compliance Period") commencing on the closing date of the Offering and ending one year thereafter shall only be made in compliance with Regulation S, pursuant to registration of the Interest units under the Securities Act and applicable state securities laws or pursuant to an exemption from such registration. All offers and sales after the expiration of the Distribution Compliance Period shall be made only pursuant to such registration or to such exemption from registration.

3.2.4 The Investor understands that the Interest units are being offered and sold to the Investor in reliance on specific exemptions from the registration requirements of United States and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein to determine the applicability of such exemptions and the suitability of the Investor to acquire the Interest units. The Investor understands the significance of the Investor's representation to the Company that the Investor is not a U.S. Person, and the Investor agrees to notify the Company of any material changes affecting the Investor's U.S. Person status prior to the closing of any purchase made.

3.2.5 The Investor understands that any hedging transactions involving the Interest units may not be conducted unless in compliance with the Securities Act and that the Company will not take any measures related thereto.

3.2.6 The purchase of the Interest units by the Investor is not a transaction (or an element of a series of transactions) that is part of any plan or scheme to evade the registration provisions of the Securities Act.

3.3 Authorization. The Investor has full power and authority to enter into this Agreement. This Agreement constitutes the valid and legally binding obligations of the Investor, enforceable in accordance with its terms, except, in each case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting the enforcement of creditors' rights generally in effect from time to time and by general principles of equity, and except that public policy may limit the Investor's indemnification obligations under Section 5 of this Agreement.

3.4 Purchase for Own Account. The Investor represents and warrants that the Interest units will be acquired for investment purposes only for the Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Investor further represents and warrants that the Investor does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer, or grant participations to such person or to any third person, with respect to any Interest units.

3.5 Restricted Securities. The Investor acknowledges and understands that the Interest units are illiquid and characterized as a "restricted security" under the federal securities laws inasmuch as the Interest units are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such security may only be resold without registration under the Securities Act only in certain limited circumstances. In this regard, the Investor represents that the Investor is familiar with Regulation S, promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby. Without in any way limiting the representations set forth above, the Investor agrees not to make any disposition of any or all of the Interest units unless there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or the Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and, if reasonably requested by the Company, the Investor shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such Interest units under the Securities Act. It is agreed that the Company will request opinions of counsel for transactions made pursuant to an exemption provided by the Securities Act only if such request is reasonable. The Interest units shall bear the following legend:

> THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISTRIBUTED DIRECTLY OR INDIRECTLY, IN THE UNITED STATES, ITS TERRITORIES, POSSESSIONS, OR AREAS SUBJECT TO ITS JURISDICTION, OR TO OR FOR THE ACCOUNT OR BENEFIT OF A "U.S. PERSON" AS THAT TERM IS DEFINED IN RULE 902 OF REGULATION S OF THE SECURITIES ACT, AT ANY TIME PRIOR TO ONE YEAR AFTER THE ISSUANCE OF THIS CERTIFICATE, EXCEPT: (1) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE

INTEREST UNITS UNDER THE SECURITIES ACT, OR (2) IN COMPLIANCE WITH AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT. ANY SALES, TRANSFERS OR DISTRIBUTIONS OF THE SECURITIES MUST BE MADE IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S OF THE SECURITIES ACT. NO HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

3.6 Limitations on Transfer. The Company will not register or permit a transfer of any Interest units unless the conditions specified in the foregoing legend and under Regulation S are satisfied, to the extent applicable.

3.7 Risk of Loss. The Investor acknowledges, represents and warrants that the Investor: (1) is able to bear the loss of the Investor's entire investment without any material adverse effect on the Investor's economic stability; (2) understands that an investment in the Company involves substantial risks; and (3) has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of the investment to be made by the Investor pursuant to this Agreement.

3.8 No Solicitation. The Investor represents and warrants that the Investor was not solicited to purchase the Interest units by any means of general solicitation, including but not limited to the following: (1) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio; or (2) any meeting where attendees were invited by any general solicitation or general advertising.

3.9 Independent Investigation; Independent Advisors. The Investor represents and warrants that the Investor has had a reasonable opportunity to review this Agreement, the Memorandum, the Company's Articles of Organization and the Company's Operating Agreement, ask questions of and receive answers from the Company, and all such questions, if any, have been answered to the full satisfaction of the Investor. The Investor further represents and warrants that the Investor has had the opportunity to review this Agreement, the Memorandum, the Company's Articles of Organization and the Company's Operating Agreement with the Investor's own legal counsel or business or tax advisor. The Investor is relying solely on such counsel or business or tax advisor, if any, and not on any statements or representations of the Company or any of its agents for tax or legal advice with respect to this investment or the transactions contemplated by this Agreement and the Memorandum.

3.10 Projections. The Investor acknowledges and understands that any financial projections or forecasts provided by the Company, if any (the "Projections"), include certain statements, estimates and projections of the Company with respect to the anticipated future performance of the Company. The statements, estimates and projections contained in the Projections: (1) were not prepared with a view toward public disclosure; and (2) reflect various assumptions of the management of the Company that may or may not prove to be correct. There is no assurance that the Company can or will attain such results. Furthermore, the contents of the Projections are not to be construed as investment, legal, tax or accounting advice. The Investor acknowledges that the Investor has been advised by the Company that the Investor should consult with the Investor's own counsel and other advisors with respect to the consequences of an investment in the Company.

3.11 Need for Additional Financing. The Investor acknowledges and understands that the Company may need to raise additional financing (either through private or public offerings of the Company's equity or convertible debt securities or through loans, lines of credit and other forms of indebtedness) at a price per unit or reasonable equivalent security that may be less than the Purchase

Price per Unit. The issuance of additional equity or convertible debt securities will have the effect of reducing the relative percentage ownership of the Investor and may require the grant of certain rights, preferences or privileges superior to those of the Investor. In the event the Company is required to raise additional funds, the Investor acknowledges and understands that there is no assurance that the Company will be able to obtain the additional funds necessary on terms favorable to the Company, or at all, and that, if adequate funds are not available or are not available on acceptable terms, the Company may not be able to continue as a going-concern.

3.12 Restricted Party. The Investor represents and warrants that the Investor is not a Restricted Party, where a Restricted Party is: (1) a person listed in the Annex to the Executive Order No. 13224 of September 23, 2001 – Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit or Support Terrorism (the "Executive Order") or otherwise subject to the provisions of the Executive Order; (2) a person listed on the "Specially Designated Nationals and Blocked Persons" list maintained by the Office of Foreign Assets Control ("OFAC") of the United States Department of the Treasury, as updated or amended from time to time, or any similar list issued by OFAC; or (3) a person having any property blocked, or subject to seizure, forfeiture or confiscation, by any order relating to terrorism or money laundering issued by the President, Attorney General, Secretary of State, Secretary of Defense, Secretary of the Treasury or any other U.S. State or Federal governmental official or entity.

3.13 Source of Funds. The Investor represents and warrants that the funds used by the Investor exclude any funds received or derived from a Restricted Party or from any person or entity involved in the violation of any U.S. State or Federal law relating to terrorism, including, without limitation: (1) the Executive Order; (2) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56; and (3) the Money Laundering Control Act of 1986, Public Law 99-570.

3.14 Finder's Fee. No person, firm or Limited Liability Company has or will have, as a result of any act or omission by the Investor, any right, interest or valid claim against the Company for any commission, fee or other compensation as a finder or broker, or in any similar capacity, in connection with the transactions contemplated by this Agreement.

4. COVENANTS

4.1 Covenant to Protect Confidential Information. Regardless of whether the Investor continues to hold any Interest units or not, the Investor and its agents shall not, without the prior written notice to and the express prior written consent of the Company, divulge, publish or otherwise disclose to any other person any Confidential Information (as defined herein) regarding the Technology except as provided for in this Agreement or if required to do so pursuant to the order of a court having jurisdiction over the subject matter or a summons, subpoena or order in the nature thereof of any legislative body (including any committee thereof and any litigation or dispute resolution method against the Investor related to or arising out of this Agreement) or any governmental or administrative agency.

4.1.1 Definition of Confidential Information. Confidential Information means any confidential, proprietary, non-public materials, applications, procedures, techniques, prototypes, products or other information, whether oral, written or recorded, relating to the Company or the business of the Company, including, without limitation, any trade secrets, research and development, testing procedures and results, strategic or business plans, customer lists and information relating to customers, marketing plans and strategies, unique software and databases, lists of material providers of services and products, terms and provisions of existing contracts and agreements, details of negotiations with current partners and business associates, details of

business opportunities or projects, information relating to financial statements, employees, manufacturing and servicing methods, equipment, programs, strategies, analyses, profit margins, or other confidential, proprietary, non-public information used by the Company. For the purposes of this Agreement, the term "Confidential Information" does not include any information that: (1) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of its disclosure directly or indirectly by the Investor); (2) has been independently acquired by the Investor without violating any of the Investor's obligations under this Agreement; or (3) at the time of disclosure was authorized by the prior written consent of the Company.

4.1.2 Notice to the Company. In the event that the Investor or its agents and affiliates has disclosed or are requested or required by legal process to disclose any of the Confidential Information, the Investor shall give prompt and immediate notice to the Company so that the Company may seek a protective order or other appropriate relief. In the event that such protective order is not obtained, the Investor shall disclose only that portion of the Confidential Information which its counsel advises that it is legally required to disclose.

4.1.3 Maintenance of Confidentiality. The Investor agrees that the Investor shall use the Investor's best efforts to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information. Without limiting the foregoing, the Investor shall take at least those measures that it takes to protect the Investor's own most highly confidential information and shall ensure that the Investor's representatives, employees and agents who have access to Confidential Information have signed a non-use and non-disclosure agreement in content similar to the provisions hereof, prior to any disclosure of Confidential Information to such employees or agents. The Investor shall not make any copies of the Confidential Information unless the same is previously approved in writing by the Company.

4.1.4 Remedies. The Investor agrees that any violation of this Section may cause irreparable injury to the Company, entitling the Company to seek injunctive relief in addition to all legal remedies. The Investor further agrees that any violation of this Section may result in the forfeiture of the Interest units, as determined in the sole discretion of the Company.

4.2 Covenant to Not Compete. Regardless of whether the Investor continues to hold any Interest units or not, the Investor and its representatives, agents and affiliates shall not, without the express prior written consent of the Company, engage in competition with Company.

4.2.1 Scope of Competition. For purposes of this Agreement, the Investor shall be engaging in competition with the Company if the Investor:

4.2.1.1 Engages in any aspect of the Company's business, either now or hereafter, whether as an employee, member, manager, partner, principal, agent, representative, stockholder, lender or consultant or in any other corporate or representative capacity (other than as the beneficial owner of less than five percent (5%) the voting securities of a company listed on a national securities exchange);

4.2.1.2 Solicits any customer or prospective customer of the Company to purchase any goods or services sold by the Company from anyone other than the Company;

4.2.1.3 Performs any action, activity or course of conduct which is substantially detrimental to the Company or its business reputation, including: (1) the solicitation, recruiting or hiring any employees or consultants of the Company or any persons who have worked for the Company within the one-year period immediately preceding termination of the Term, or (2) the solicitation or encouragement of any employee of the Company to leave the employment of the Company; and

4.2.1.4 Assisting any person or entity in any way to do, or attempt to do, anything prohibited by the foregoing.

4.2.2 Immediate and Irreparable Harm. The Investor hereby acknowledges and agrees that the Company would suffer immediate and irreparable harm, for which damages would be an inadequate remedy, in the event that this Section was not performed in accordance with its specific terms or were otherwise breached by the Investor. Accordingly, the Investor hereby acknowledges and agrees that the Company shall be entitled to an injunction or injunctions to prevent breaches of this Section and to enforce specifically the terms and provisions thereof without the necessity of proving actual damages, in addition to any other remedy to which it may be entitled at law or equity. Nothing herein contained is intended to waive or diminish any rights that the Company may have at law or in equity at any time to protect and defend its legitimate property interests (including its business relationship with third parties), the foregoing provisions being intended to be in addition to and not in derogation or limitation of any other rights the Company may have at law or equity.

4.2.3 Reasonableness of Limitations. The Investor declares that the foregoing limitations are reasonable and properly required for the adequate protection of the Company and the goodwill of the Company. In the event any such limitation is deemed to be unreasonable by any court of competent jurisdiction, the Company agrees to the modification of such limitation in a manner that such court shall deem reasonable.

4.2.4 Remedies. The Investor agrees that any violation of this Section may cause irreparable injury to the Company, entitling the Company to seek injunctive relief in addition to all legal remedies. The Investor further agrees that any violation of this Section may result in the forfeiture of the Interest units, as determined in the sole discretion of the Company.

5. INDEMNIFICATION

The Investor agrees that the Investor shall indemnify and hold harmless the Company and its officers, directors, employees, agents and professional advisors from and against any and all loss, damage, liability, or expense, including costs and reasonable attorneys' fees, that the foregoing, or any of them, may incur by reason of, or in connection with, any misrepresentation, inaccurate statement or material omission made by the Investor herein, any breach of any of the Investor's representations and warranties, or any failure on the Investor's part to fulfill any of the Investor's covenants, agreements or obligations set forth herein.

6. General Provisions

6.1 Attorneys' Fees. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

6.2 Survival of Warranties. The warranties, representations, and covenants of the Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investor or the Company.

6.3 Successors and Assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the signatories hereto any rights, remedies, obligations, or liabilities under or by reason of this Agreement. The Investor may not assign any of the Investor's rights or interests in and under this Agreement without the prior written consent of the Company, and any attempted assignment without such consent shall be null and void and without any force or effect whatsoever.

6.4 Governing Law; Arbitration. This Agreement shall be governed by and construed under the law of the State of Nevada, disregarding any principles of conflicts of law that would otherwise provide for the application of the substantive law of another jurisdiction. To the full extent permitted by law, any disputes regarding the interpretation of, arising out of, or related to this Agreement shall be resolved by binding arbitration to be held in Clark County, Nevada in accordance with the rules and procedures for such disputes of the American Arbitration Association. The prevailing party in such proceeding shall be entitled to recover the costs of the arbitration from the other party, including, without limitation, reasonable attorneys' fees.

6.5 Counterparts. This Agreement may be executed at different times and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.7 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing, shall be sent by facsimile to the party to be notified and shall be deemed effectively given upon personal delivery to the party to be notified, or four days after deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified. Any notice to the Company and the Investor shall be sent to their respective facsimile numbers and addresses set forth on the signature page hereof, or at such other facsimile number or address as a party may designate by ten (10) days advance written notice to the other parties.

6.8 Entire Agreement; Amendments and Waivers. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor.

6.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision was so excluded and shall be enforceable in accordance with its terms. In addition, if any such provision, or any part thereof, is held to be unenforceable, the parties agree that the court, regulatory agency or other governmental body making such determination shall have the power to delete or add specific words or phrases, so that such provision shall then be enforceable to the fullest extent permitted by law.

6.10 Neutral Interpretation. This Agreement shall be construed in accordance with its intent and without regard to any presumption or any other rule requiring construction against the party causing the same to be drafted.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the _____ day of __________ 20__.

INVESTOR	**ADDRESS**
FORUM NATIONAL INVESTMENTS, LTD	**180 A 13040 NO 2 ROAD**
(insert name)	**RICHMOND, BC V7E2G1**
By: ____________________	
Title: **CHIEF EXECUTIVE OFFICER** (if applicable)	**TELEPHONE:** 604-275-2170 **FACSIMILE:** 604-275-8745 **SSN/EIN:** N/A

By initialing this box, the Investor acknowledges that the Investor is not a U.S. Person as represented in Section 3.1 of this Agreement by the Investor.

NUMBER OF INTEREST UNITS		PRICE PER UNIT		PURCHASE PRICE
2500 Interest units	x	$4000.00	=	$$1,000,000 USD

JOINT INVESTOR /ADDITIONAL SIGNATORY (IF APPLICABLE)

	ADDRESS
____________________ (insert name)	____________________
By: ____________________	____________________
Title: ____________________ (if applicable)	**TELEPHONE:** ___-___-___ **FACSIMILE:** ___-___-___ **SSN/EIN:** ___-___-___

By initialing this box, the Investor acknowledges that the Investor is not a U.S. Person as represented in Section 3.1 of this Agreement by the Investor.

ACCEPTANCE OF SUBSCRIPTION AGREEMENT

On JAN 01, 2008 Colorado River Resorts, LLC, A Nevada Limited Liability Corporation., a Nevada Limited Liability Company, hereby accepts the offer of the Investor to purchase the Interest units provided for above on such terms as contained herein and in the amount set forth above.

COLORADO RIVER RESORTS, LLC,
a Nevada Limited Liability Company

By: [signature]
Frank Deluca
Title: Managing Member